Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES SECOND QUARTER 2013 DILUTED EPS OF $0.47, REFRESHES SECOND HALF 2013 OUTLOOK

•                  Volume gains in all trade lanes help drive profit increases, Hawaii volume up 5.3 percent

•                  Ocean transportation operating income of $34.3 million, up 9.9 percent year-over-year

•                  Net Income of $20.1 million, EBITDA of $53.8 million

•                  Diluted EPS from Continuing Operations grew by 30.6 percent year-over-year

HONOLULU, Hawaii (August 7, 2013) — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $20.1 million, or $0.47 per diluted share for the quarter ended June 30, 2013. Net income for the quarter ended June 30, 2012 was $7.8 million, or $0.18 per diluted share. Consolidated revenue for the second quarter 2013 was $416.6 million compared with $394.2 million reported for the second quarter 2012.

For the first six months of 2013, Matson reported net income of $29.2 million, or $0.68 per diluted share compared with $11.2 million or $0.26 per diluted share in 2012. Consolidated revenue for the first six months of 2013 was $811.3 million, compared with $760.3 million in 2012.

Matt Cox, Matson’s President and Chief Executive Officer commented, “We had another solid quarter, driven by continuing strength in our Hawaii trade, modest volume gains in our other trade lanes and a better result in Logistics. These gains were offset to some degree by expected lower freight rates in our China trade and a modest loss in SSAT, while performance in Guam held steady. Our consolidated earnings were further bolstered by a lower effective tax rate in comparison to the second quarter of 2012.”

Cox continued, “Amid these positive results, in late June our Board of Directors authorized an increase in our dividend, demonstrating confidence in our ability to continue to return cash to our shareholders while investing in and growing our businesses.”

“As we look to the balance of this year, we expect overall results to modestly exceed the results achieved in the second half of 2012, reflecting a full year cycle of limited economic recovery in the markets we serve.”

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Second Half 2013 Outlook

Ocean Transportation: In the second quarter of 2013, Hawaii volume increased due to modest market growth and gains, and an additional voyage. Moderate volume gains are therefore expected in the Hawaii trade for the full year. In the China trade, freight rates were slightly lower in the second quarter of 2013 compared to the same period of 2012, reflecting a surplus of vessel capacity relative to market demand.  The modest rate erosion in the China trade is expected to continue for the balance of 2013. Guam trade volume rose slightly in the quarter due to the timing of select shipments. However, little if any full year growth in Guam is expected.

The Company’s terminal operations joint venture, SSAT, continues to be negatively impacted by significantly reduced lift volume due to customer losses from prior years. It is therefore expected that SSAT will operate at a breakeven level for the year.

In addition to the trade lane and terminal operations outlook, the Company expects to continue to benefit from operating a nine-ship fleet for the balance of the year and lower outside transportation costs, both of which are the result of a lighter dry-dock schedule as compared to 2012.

As described above, operating income for the full year in the Ocean Transportation segment is expected to improve moderately from the prior year. Performance for the second half of 2013 is expected to be flat to modestly better than the levels achieved in 2012, although some variance in comparative quarterly performance is anticipated.

Logistics: Volume in Logistics’ intermodal and highway businesses grew at a healthy pace in the quarter. Combined with continuing cost cutting measures, results improved and operating income margin reached 2.1 percent of revenues. Logistics’ performance for the second half of 2013 is expected to significantly surpass the level achieved in 2012, driven by improved performance in warehousing operations, continued volume growth and expense control. In the fourth quarter of 2012, Logistics incurred $3.9 million in one-time losses associated with its Northern California warehousing operations. Full year operating income margin is expected to be 1-2 percent of revenues.

Other: In the second quarter, financial results improved in part due to a lower effective tax rate as compared to the second quarter of 2012. The effective tax rate was 38.9 percent versus 50.0 percent, respectively. In the second quarter of 2012, the Company incurred Separation costs that did not qualify for tax deduction, resulting in a higher than normal effective tax rate.

The Company expects capital expenditures for 2013 to be approximately $20 to 25 million, excluding any vessel replacement capital expenditures it may make. Further, the Company may elect to make deposits to the Capital Construction Fund if it is able to finalize its vessel replacement plan. These deposits could be significant and will have the effect of deferring a portion of the Company’s current cash tax liabilities, while not affecting its tax rate.

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Results By Segment

Ocean Transportation — Three months ended June 30, 2013 compared with June 30, 2012

	Three Months Ended June 30
(Dollars in millions)	2013	2012	Change
Revenue	$310.0	$299.5	3.5%
Operating income	$34.3	$31.2	9.9%
Operating income margin	11.1%	10.4%
Volume (units) (1)
Hawaii containers	35,700	33,900	5.3%
Hawaii automobiles	23,200	20,900	11.0%
China containers	15,400	15,200	1.3%
Guam containers(2)	6,100	5,800	5.2%
Micronesia/South Pacific containers(2)	2,400	1,300	84.6%

(1)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)     In January 2013 the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume from Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean transportation revenue increased $10.5 million, or 3.5 percent, during the second quarter of the year versus the prior year. The increase was due principally to new volume associated with the Company’s Micronesia/South Pacific trade and higher volume in the Hawaii trade, partially offset by lower fuel surcharges resulting from lower fuel prices and a decrease in China trade freight rates compared to the prior year’s level.

Container volume increased in all of the trade lanes served by the Company in the second quarter: Hawaii container volume increased 5.3 percent due to modest market growth and gains in westbound carriage and an additional voyage; China volume improved modestly; Guam volume increased by 5.2 percent mostly to timing of shipments and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited earlier in the year. Hawaii automobile volume increased 11.0 percent due primarily to the timing of automobile rental fleet replacement and retail sales.

Ocean transportation operating income increased $3.1 million, or 9.9 percent, versus the prior year. The increase in operating income was principally due to higher volume in the Hawaii trade, the absence of Separation costs in the quarter, and improvements in operating expenses, partially offset by higher terminal handling expense and higher general and administrative expenses. In the second quarter of 2012, the Company had $5.8 million in non-recurring expenses related to its Separation.

The Company’s SSAT joint venture lost $0.8 million during the second quarter compared with a gain of $1.6 million in the comparable period of the prior year. The loss was primarily due to past customer losses that result in lower lift volume.

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Ocean Transportation — Six months ended June 30, 2013 compared with June 30, 2012

	Six Months Ended June 30
(Dollars in millions)	2013	2012	Change
Revenue	$609.9	$579.0	5.3%
Operating income	$52.8	$37.0	42.7%
Operating income margin	8.7%	6.4%
Volume (units) (1)
Hawaii containers	70,000	66,400	5.4%
Hawaii automobiles	46,200	37,800	22.2%
China containers	29,600	28,900	2.4%
Guam containers(2)	11,900	11,900	0.0%
Micronesia/South Pacific containers(2)	4,800	2,800	71.4%

(1)     Approximate container volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages that straddle the beginning or end of each reporting period.

(2)     In January 2013 the Company purchased the assets of Reef Shipping Limited. Accordingly, given new route configurations in the South Pacific trade, the Company reclassified 2012 volume from Yap and Palau from the Guam containers total to the Micronesia/South Pacific containers total.

Ocean transportation revenue increased $30.9 million, or 5.3 percent, during the first six months of the year versus the prior year. The increase was due principally to new volume associated with the Company’s Micronesia/South Pacific trade, higher volume in the Hawaii trade and higher rates in the China trade, partially offset by lower fuel surcharges resulting from lower fuel prices.

Container volume increased in four of the trade lanes served by the Company in the first six months of the year: Hawaii container volume increased 5.4 percent due to modest market growth and gains in westbound carriage and improvement in eastbound carriage; China volume improved due to the timing of an additional voyage in the first half of the year; and Micronesia/South Pacific volume increased due to the acquisition of the assets of Reef Shipping Limited earlier in the year. Guam volume was flat for the first six months of the year while Hawaii automobile volume increased 22.2 percent due primarily to the timing of automobile rental fleet replacement and retail sales.

Ocean transportation operating income increased $15.8 million, or 42.7 percent. The increase in operating income was principally due to lower vessel operating expenses, higher volume in the Hawaii trade, and to the absence of Separation costs, partially offset by higher terminal handling expense associated with higher volume, and higher general and administrative expenses. In the first half of 2013, the Company operated a nine-ship fleet while in the first half of 2012 it operated a 10-ship fleet during significant portions of the time due to vessel dry-docking. Also, in the first half of 2012, the Company had $8.3 million in non-recurring expenses related to its Separation that led to higher than normal corporate expenses.

The Company’s SSAT joint venture lost $0.6 million during the first six months of 2013 compared with a gain of $2.4 million in the comparable period of the prior year. The loss was primarily due to past customer losses that result in lower lift volume.

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Logistics — Three months ended June 30, 2013 compared with June 30, 2012

	Three Months Ended June 30
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$65.4	$59.2	10.5%
Highway revenue	41.2	35.5	16.1%
Total Revenue	$106.6	$94.7	12.6%
Operating income	$2.2	$1.3	69.2%
Operating income margin	2.1%	1.4%

Logistics revenue increased $11.9 million, or 12.6 percent, during the second quarter of the year versus the prior year. This increase was primarily due to higher intermodal and highway volume.

Logistics operating income increased $0.9 million, or 69.2 percent, due to higher intermodal volume, favorable receivables collections, and lower general and administrative expenses.

Logistics — Six months ended June 30, 2013 compared with June 30, 2012

	Six Months Ended June 30
(Dollars in millions)	2013	2012	Change
Intermodal revenue	$122.2	$111.8	9.3%
Highway revenue	79.2	69.5	14.0%
Total Revenue	$201.4	$181.3	11.1%
Operating income	$2.4	$1.6	50.0%
Operating income margin	1.2%	0.9%

Logistics revenue increased $20.1 million, or 11.1 percent, during the first six months of the year versus the prior year. This increase was the result of higher intermodal and highway volume.

Logistics operating income increased by $0.8 million, or 50.0 percent, due to higher intermodal volume and lower general and administrative expenses, partially offset by a decrease in direct contribution from warehousing operations.

Cash Generation & Capital Allocation

Matson continued to generate strong cash flow during the second quarter 2013. EBITDA was $53.8 million in the second quarter 2013 compared to $51.3 million in the second quarter 2012, an increase of $2.5 million, or 4.9 percent.  Maintenance capital expenditures for the second quarter 2013 totaled $3.5 million compared with $9.0 million in the prior year. Also during the quarter, Matson’s Board of Directors declared a cash dividend of $0.16 per share payable on September 5, 2013 to shareholders of record on August 1, 2013, which represented a 6.7% increase over Matson’s previous quarterly dividend payment of $0.15 per share.

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Debt Levels

Total debt as of June 30, 2013 was $292.4 million, of which $280.0 million was long-term debt. During the second quarter 2013, the Company reduced its total debt by $8.7 million. The ratio of net debt to last twelve month EBITDA was 1.39 as of June 30, 2013.

Teleconference and Webcast

Matson, Inc. has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT/10:30 a.m. HST today to discuss its second quarter performance. The call will be broadcast live on the Company’s website at www.matson.com; Investor Relations.  A replay of the conference call will be available approximately two hours after the call through 5:30 p.m. EDT on Thursday, August 15, 2013 by dialing 1-877-344-7529 or 1-412-317-0088 and using the conference number 10031992. The slides and audio webcast of the conference call will be archived for one full quarter on the Company’s Investor Relations page of the Company’s website.

About the Company

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the island economies of Hawaii, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company owns a fleet of 18 vessels including containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing. Additional information about Matson, Inc. is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Depreciation and Amortization (“EBITDA”).

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to regional, national and international economic conditions; new or increased competition; fuel prices and our ability to collect fuel surcharges; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors, including the timing of the entry of a competitor in the Guam trade lane; consummating and integrating acquisitions; conditions in the financial markets; changes in our credit profile and our future financial performance; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; relations with our unions; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

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MATSON, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Operating Revenue:
Ocean transportation	$310.0	$299.5	$609.9	$579.0
Logistics	106.6	94.7	201.4	181.3
Total operating revenue	416.6	394.2	811.3	760.3

Costs and Expenses:
Operating costs	344.9	329.0	687.7	659.0
Equity in loss (income) of terminal joint venture	0.8	(1.6)	0.6	(2.4)
Selling, general and administrative	34.4	28.5	67.8	56.8
Separation costs	—	5.8	—	8.3
Operating costs and expenses	380.1	361.7	756.1	721.7

Operating Income	36.5	32.5	55.2	38.6

Interest expense	(3.6)	(1.9)	(7.3)	(3.9)
Income from Continuing Operations Before Income Taxes	32.9	30.6	47.9	34.7
Income tax expense	12.8	15.3	18.7	17.4
Income From Continuing Operations	20.1	15.3	29.2	17.3
Loss from Discontinued Operations (net of income taxes)	—	(7.5)	—	(6.1)
Net Income	$20.1	$7.8	$29.2	$11.2

Basic Earnings Per Share:
Continuing operations	$0.47	$0.36	$0.68	$0.41
Discontinued operations	—	(0.18)	—	(0.14)
Net income	$0.47	$0.18	$0.68	$0.27

Diluted Earnings Per Share:
Continuing operations	$0.47	$0.36	$0.68	$0.41
Discontinued operations	—	(0.18)	—	(0.15)
Net income	$0.47	$0.18	$0.68	$0.26

Weighted Average Number of Shares Outstanding:
Basic	42.7	42.3	42.7	42.1
Diluted	43.0	42.8	43.0	42.5

Cash Dividends Per Share	$0.15	$0.315	$0.30	$0.63

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MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash	$39.1	$19.9
Other current assets	214.6	214.2
Total current assets	253.7	234.1
Investment in terminal joint venture	59.0	59.6
Property — net	744.0	762.5
Other Assets	111.8	118.1
Total	$1,168.5	$1,174.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$12.4	$16.4
Other current liabilities	193.7	177.0
Total current liabilities	206.1	193.4

Long-term debt	280.0	302.7
Deferred income taxes	242.4	251.9
Employee benefit plans	109.4	108.0
Other Liabilities	38.2	38.4
Total long-term liabilities	670.0	701.0

Total shareholders’ equity	292.4	279.9
Total	$1,168.5	$1,174.3

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Net Debt and EBITDA Reconciliation

As of June 30, 2013 (in $ millions)

Total Debt:	$292.4

(Less) Total Cash	(39.1)

Net Debt	$253.3

	Three Months Ended June 30			Last Twelve
(in $ millions)	2013	2012	Change	Months
Net Income	$20.1	$7.8	$12.3	$63.9
Subtract: Loss from discontinued operations	—	(7.5)	7.5	—
Add: Income tax expense	12.8	15.3	(2.5)	34.3
Add: Interest expense	3.6	1.9	1.7	15.1
Add: Depreciation and amortization	17.3	18.8	(1.5)	69.4
EBITDA(1)	$53.8	$51.3	$2.5	$182.7

(1)         EBITDA is defined as the sum of net income, less income or loss from discontinued operations, plus income tax expense, interest expense and depreciation and amortization.  EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.